Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL OLD COUNTRY STORE, INC. ANNOUNCES
COMPLETION OF SALE-LEASEBACK TRANSACTIONS

LEBANON, Tenn. – July 1, 2009 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today announced the closing of the sale-leaseback of its retail distribution center and fourteen of its store locations, with a fifteenth expected to close on or before July 31st.  The transactions are expected to produce aggregate gross proceeds of approximately $57.6 million, consisting of $12.4 million relating to the distribution center and slightly more than three million dollars for each of the 15 store locations. The sale-leaseback transactions were the result of a competitive bidding process.

Commenting on the transactions, Cracker Barrel Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are pleased that these transactions, essentially completed a month ahead of schedule, generated proceeds within the initial estimated range first announced in February, especially considering the recent volatility of the real estate market.”  The Company indicated that the net proceeds of the transactions will be used to reduce outstanding debt, as previously announced.

About Cracker Barrel

Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in their old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. was established in 1969 and operates 588 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

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